SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities  Exchange Act of 1934


                         Date of Report:  March 4, 1999


                             PENN OCTANE CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                  000-24394                52-1790357
          (State  of                (Commission              (IRS  Employer
          Incorporation)            File Number)             Identification No.)


          900  Veterans  Boulevard,  Suite  240
          Redwood  City,  California                          94063
          (Address of principal executive offices)            (Zip Code)

                                 (650) 368-1501
              (Registrant's telephone number, including area code)





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Item  5.  Other  Events

     On March 3, 1999, the Registrant completed an exchange of $0.9 million of Secured Notes for 90,000 shares of the Registrants Senior Preferred Stock (the Senior Preferred Stock) at a purchase price of $10.00 per share. The Senior Preferred Stock is non-voting and dividends are payable at a rate of 12% annually, payable in cash or in kind, semi-annually. The Preferred Stock may be converted in whole or in part at any time at a conversion ratio of one share of Senior Preferred Stock for 4.0 shares of common stock of the Registrant. In connection with the exchange the holder of the Senior Preferred Stock will receive 50,000 shares of common stock of the Registrant and an additional 50,000 shares of common stock of the Registrant, if the Senior Preferred Stock is not redeemed by the Registrant prior to September 3, 1999.

A copy of the unaudited condensed consolidated balance sheet of the Registrant, adjusted for the additional equity transaction described herein, which is attached as Exhibit 1 hereto, is incorporated herein by reference and made a part hereof.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PENN  OCTANE  CORPORATION


Date:  March  4,  1999
                                   By:   /s/  Ian  T.  Bothwell
                                      -------------------------
                                         Name:  Ian  T.  Bothwell
                                         Title:  Vice  President,  Treasurer,
                                         Assistant  Secretary,  Chief
                                         Financial  Officer  and
                                         Principal  Accounting  Officer





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                                    EXHIBIT INDEX

Exhibit No.  Description                                   Page No.
-----------  --------------------------------------------  --------
         1.  Unaudited Condensed Consolidated Balance
              Sheet of the Registrant as of March 4, 1999       5-6





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